Exhibit 19.1

DEFINIUM THERAPEUTICS, INC.

INSIDER TRADING POLICY

As amended and restated, effective April 11, 2025

Doc. No. P-CG-002	Rev. No. 004	Effective: 04/11/25
I.
Introduction

During the course of your employment with or service to Definium Therapeutics, Inc. (the “Company”), you may receive material information that is not yet publicly available (“material nonpublic information”) about the Company or its subsidiaries or about other publicly traded companies with which the Company has business dealings. Because of your access to this material nonpublic information, you may be in a position to profit financially by buying or selling, or in some other way dealing, in the Company’s securities, or securities of another publicly traded company, or to disclose such information to a third party who does so profit (a “tippee”).

II.
Insider Trading Policy

A.
Securities Transactions

Use of material nonpublic information by someone for personal gain, or to pass on, or “tip,” the material nonpublic information to someone whether such person uses it for personal gain or not, is illegal, regardless of the quantity of securities involved, and is therefore prohibited. You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee. Furthermore, it is important that even the appearance of insider trading in securities be avoided.

B.
Material Nonpublic Information

As a practical matter, it is sometimes difficult to determine whether you possess material nonpublic information. The key to determining whether nonpublic information you possess about a public company is material is whether the information could be expected to affect the market price or value of the given company’s shares or if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Remember, both positive and negative information can be material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight.

If you possess material nonpublic information, you may not trade in a company’s securities, advise anyone else to do so or communicate the information to anyone else until you know that

Exhibit 19.1

the information has been publicly disseminated. This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the material nonpublic information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting. “Trading” not only includes purchasing and selling the Company’s shares in the public market, but also engaging in short sales, transactions in put or call options, swaps, hedging transactions, other inherently speculative transactions, making any other purchases, sales, transfers (including bona fide gifts) or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities including preferred shares or convertible debentures and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.

Furthermore, you are prohibited under Canadian securities laws from communicating the information to anyone else unless (a) that information has been generally disclosed or (b) in the necessary course of the Company’s business and you have no grounds to believe it will be used or disclosed by the other party contrary to Canadian securities laws. The “necessary course of business” exception would generally cover communications with:

•
employees, officers, and directors of the Company;
•
lenders, legal counsel, auditors, underwriters, accountants, investment bankers and consultants;
•
credit rating agencies (provided that the information is disclosed for the purpose of assisting the agency to formulate a credit rating and the agency’s ratings generally are or will be publicly available);
•
vendors, suppliers, or strategic partners where the communications are relevant to the Company’s business with them;
•
parties to negotiations;
•
labour unions and industry associations; and
•
government and agencies and non-governmental regulators.

You may not participate in “chat rooms” or other electronic discussion groups or contribute to blogs, bulletin boards or social media forums on the internet concerning the activities of the Company or other companies with which the Company does business, even if you do so anonymously, unless doing so is part of your job responsibilities and you have explicit authorization from the individual designated by the Company’s board of directors as the clearing officer or his or her designee (each, a “Clearing Officer”). The Clearing Officer is the Company’s Chief Legal Officer, or in his or her absence, such other individual designed by the Company’s Audit Committee.

Although by no means an all-inclusive list, information about the following items may be considered to be material nonpublic information until it is publicly disseminated:

•
financial results or forecasts;
•
status of product or product candidate development or regulatory approvals;
•
clinical data relating to products or product candidates;
•
timelines for pre-clinical studies or clinical trials;

Exhibit 19.1

•
acquisitions or dispositions of assets, divisions, property, joint venture interests or companies;
•
public or private sales of debt or equity securities;
•
share splits, consolidations, exchanges, dividends or changes in dividend policy or payments;
•
material modifications to rights of security holders;
•
the establishment of a repurchase program for the Company’s securities or planned repurchases or redemptions of securities;
•
gain or loss of a significant licensor, licensee or supplier;
•
changes or new corporate partner relationships or collaborations.
•
notice of issuance or denial of patents;
•
regulatory developments;
•
management or control changes;
•
employee layoffs;
•
waivers of corporate ethics and conduct rules for officers, directors, and other key employees;
•
de-listing of the Company’s securities or their movement from one quotation system or exchange to another;
•
a disruption in the Company’s operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;
•
major reorganizations, amalgamations, or mergers;
•
changes in credit arrangements including the borrowing or lending of a significant amount of money, any mortgaging or encumbering of the Company’s assets, defaults under debt obligations, agreements to restructure debt, or planned enforcement procedures by a bank or any other creditors, changes in rating agency decisions or significant new credit arrangements;
•
tender offers or proxy fights;
•
accounting restatements;
•
litigation or settlements; and
•
impending bankruptcy.

Put simply, if the information could reasonably be expected to affect the price of the Company’s shares, it should be considered material.

For information to be considered publicly disclosed, it must be widely disseminated through a press release, a public filing on EDGAR (in the U.S.) and SEDAR+ (in Canada) or other widely disseminated announcement. Additionally, once disseminated, a sufficient amount of time must have passed to allow the information to be fully disclosed. Generally speaking, information will be considered publicly disseminated after one full trading day has elapsed since the information was publicly disclosed. Depending on the particular circumstances, the Company may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information.

Exhibit 19.1

III.
Trading

You are required to notify and receive written approval from a Clearing Officer prior to engaging in transactions in the Company’s securities and observe other restrictions designed to minimize the risk of apparent or actual insider trading.

A.
Covered Persons

The provisions outlined in this Policy apply to all directors, officers, and employees of the Company and its subsidiaries. You are responsible for making sure that your immediate family members (as defined in the Related Person Transactions Policy), persons who are your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control (including, e.g., a venture or other investment fund, if you influence, direct or control transactions by the fund) comply with this Policy. The foregoing persons who are deemed subject to this Policy are referred to in this Policy as “Covered Persons.” Contractors and consultants of the Company may become subject to compliance with this Policy through the policies of their own employing agency, or be designated as subject to this Policy by the Company in an agreement with such contractors or consultants.

B.
Blackout Periods

Covered Persons may not conduct any transactions in the Company’s securities (other than as specified by this Policy) during the period beginning fifteen calendar days before the end of a particular fiscal quarter and ending at the close of business on the first trading day following the date the Company’s financial results for that particular quarter are publicly disclosed. In other words, you may only conduct transactions in Company securities during the “window period” beginning the close of business on the first trading day following the public release of the Company’s quarterly earnings and ending on the last day of the last month of the current fiscal quarter.

This window period may be closed early or may not open if, in the judgment of the Clearing Officer, there exists undisclosed information that would make trades inappropriate. In addition to the window period, the Company may close the trading window at any time and for any duration pending public release of material news. It is important to note that the fact that the trading window is closed should itself be considered material nonpublic information. An employee or director who believes that special circumstances require him or her to trade during a closed trading window should consult with the Clearing Officer. Permission to trade during a closed trading window will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned.

C.
Exceptions

The prohibited activities above do not apply to:

1.
Option Exercises. You may exercise options granted under the Company’s share option plans for cash. Similarly, this Policy does not apply to the exercise of options on a “net exercise” basis pursuant to which you either (i) deliver outstanding shares to the Company or

(ii) authorize the Company to withhold from issuance shares issuable upon exercise of the option, 4

Exhibit 19.1

in either case, having a fair market value on the date of exercise equal to the aggregate exercise price. However, the subsequent sale of the shares acquired upon the exercise of options is subject to all provisions of this Policy.

2.
10b5-1 Automatic Trading Programs. In addition, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a written plan established by a director, officer or employee that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Canadian securities laws, (a “Trading Plan”) may be made without restriction provided that the Trading Plan meets the guidelines specified in Section G. below.
3.
Tax Withholding Transactions. The withholding of shares by the Company or the surrender of shares directly to the Company to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted share units, options or other equity awards granted under the Company’s equity compensation plans is permitted without restriction. Of course, subject to Section C.4 below, any market sale of the shares received upon exercise or vesting of any such equity awards remains subject to all provisions of this Policy.
4.
Sell-to-Cover Transactions. The sale of shares to satisfy tax withholding obligations as a result of the issuance of shares upon the vesting of restricted share units is permitted provided that, in advance of any such sale, you must first obtain pre-clearance of the transaction from the Clearing Officer at least three (3) trading days in advance and such sale meets the requirements of Rule 10b5-1. The Clearing Officer will then determine whether the sell-to-cover transaction may proceed.
5.
Employee Share Purchase Plan. You are permitted to purchase Company securities in any employee share purchase plan (“ESPP”) maintained by the Company resulting from your periodic contribution of money to the ESPP pursuant to an election you previously made. This Policy also does not apply to purchases of Company securities resulting from lump sum contributions to the ESPP, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in any such ESPP for any enrollment period, and to your sales of Company securities purchased pursuant to the ESPP.
6.
Bona Fide Gifts. Bona fide gifts of securities are not transactions subject to this Policy, unless the Covered Person making the gift has reason to believe that the recipient intends to sell the Company securities while the person making the gift is aware of material nonpublic information, provided however Covered Persons must still pre-clear any such transaction as described below under the heading “Pre-clearance Procedures.”
D.
Prohibited Transactions
1.
Speculative Trading. Short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to the Company’s shares are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

Exhibit 19.1

2.
Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Company director, officer or employee to continue to own the Company’s securities or hold related financial instruments, whether obtained through employee benefit plans or otherwise, but without the full risks and rewards or economic exposure of ownership. When that occurs, you may no longer have the same objectives as the Company’s other shareholders. Therefore, Company directors, officers and employees are prohibited from engaging in any such transactions.
3.
Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, directors, officers and employees are prohibited from holding Company securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan.
4.
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or employee is in possession of material nonpublic information. Therefore, Covered Persons are prohibited from placing standing or limit orders on the Company’s securities.
E.
Pre-Clearance Procedures

Covered Persons may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, loan or other transfer of beneficial ownership without first obtaining pre-clearance of the transaction from the Clearing Officer at least three (3) trading days in advance of the proposed transaction. The Clearing Officer will then determine whether the transaction may proceed and, if so, will coordinate with the Company’s Legal Department to assist, if applicable, in complying with the reporting requirements under Section 16(a) of the Exchange Act, if any. Pre-cleared transactions not completed within five (5) trading days shall require new pre-clearance under the provisions of this paragraph.

When a request for pre-clearance is made, the Covered Person should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Clearing Officer. The Covered Person should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months if such Covered Person is a director or Section 16 officer.

Advance notice of gifts or an intent to exercise an outstanding share option shall be given to the Clearing Officer. Upon completion of any transaction, the director or Section 16 officer,

Exhibit 19.1

must immediately notify the Clearing Officer so that the Company may assist in any Section 16 reporting obligations.

F.
Short-Swing Trading/Control Share/Section 16 Reports

Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), and any notices of sale required by Rule 144.

G.
Guidelines for 10b5-1 Automatic Trading Programs

This section sets forth guidelines for any Trading Plan covering the Company’s securities. Covered Persons are strongly encouraged to adopt a Trading Plan to govern all trades they make involving the Company’s securities. In addition to complying with these guidelines, all Trading Plans, along with any amendments or modifications to those Trading Plans, must comply with Rule 10b5-1.

1.
Plan and Approval. The Trading Plan must be submitted to the Clearing Officer for review and approval at least five business days prior to its adoption, modification, or termination (or such shorter period of time as determined by the Clearing Officer in his or her sole discretion). The Trading Plan must be in writing and signed by the Cover Person adopting the Trading Plan. The Company will keep a copy of each Trading Plan.
2.
Timing and Term of a Plan. All Trading Plans must include a certification that, at the time of adoption or modification, as applicable, such Covered Person (i) does not possess any material nonpublic information about the Company or its securities and (ii) is adopting the Trading Plan in good faith and not as part of a plan or scheme to evade insider trading prohibitions of Rule 10b-5. No Trading Plan may have a term less than 6 months or longer than 24 months; provided, however, that the maximum term does not apply to Trading Plans solely providing for sell-to-cover transactions as described in Section C.4. However, Trading Plans can provide for early termination in certain circumstances, such as if a Covered Person’s employment or directorship ends, as approved in writing by the Clearing Officer.
3.
Cooling-Off Period. All Trading Plans shall be subject to a “cooling-off period” between the date of the adoption of the Trading Plan and the first trade effected pursuant to such Trading Plan. For directors and officers, the first trade under a Trading Plan cannot occur until after the later of (i) 90 days following the date of adoption of such Trading Plan and (ii) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the Trading Plan was adopted, but, in any event, the maximum required cooling-off period is 120 days. For each Covered Person who is not a director or officer, the first trade under a Trading Plan cannot occur until after at least 30 days following the date of adoption of such Trading Plan.
4.
Timing of a Plan Amendment, Modification or Termination. A Trading Plan may be amended, modified or terminated but only (i) during an open trading window, (ii) when the Covered Person does not possess material nonpublic information about the Company and (iii)

Exhibit 19.1

with the written approval of the Clearing Officer. The amendment or modification to such Trading Plan must include a certification to that effect.

5.
Cooling-Off Period Upon Certain Amendments or Modifications to an Existing Trading Plan. If a Trading Plan is modified to change price, amount or timing of the purchase or sale of the securities underlying the Trading Plan (or a modification or change to a written formula or algorithm, or computer program that affects the price, amount or timing of the purchase or sale of the securities), such modification will be subject to all of the requirements of this Policy applicable to the adoption of a new Trading Plan.
6.
Trading Plan Specifications; Discretion Regarding Trades. The Trading Plan must (i) specify the amount of securities to be purchased or sold and the price at which and date on which the securities are to be purchased or sold, (ii) specify or set a written formula or algorithm or computer program for determining the amount of securities to be purchased or sold and the price at which and date on which the securities are to be purchased or sold, or (iii) not permit the Covered Person to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the Trading Plan, did exercise such influence must not have been aware of the material nonpublic information when doing so. Transaction types such as market, limit and VWAP orders are allowed.
7.
Other Trades. Trading the Company’s securities outside of a Covered Person’s Trading Plan could, in certain circumstances, jeopardize the validity of a Covered Person’s Trading Plan. Therefore, except as may be approved in writing in advance by the Clearing Officer, no Covered Person entering into a Trading Plan may make open-market purchases or sales of the Company’s securities while a Trading Plan is in effect.
8.
Only One Trading Plan at Any Time. A Covered Person may have only one Trading Plan in effect at any time, with the exception of: (i) Trading Plans that cover only “eligible sell-to-cover” transactions described in Rule 10b5-1, (ii) substitution of a new broker to execute an existing Trading Plan with identical sales instructions, and (iii) executing a sequenced Trading Plan where trading in the later-effective Trading Plan does not commence until after all trades under the earlier-commencing Trading Plan are completed or expired without execution (however, if the earlier-commencing Trading Plan is terminated early, the first trade under the later-commencing Trading Plan must not be scheduled to occur until after the applicable cooling-off period set forth above, as measured from such termination date of the earlier-effective Trading Plan). For clarity with respect to (iii) in the preceding sentence, if the earlier-commencing Trading Plan is not terminated early, the cooling-off period for the later-commencing Trading Plan is measured from the date of adoption of such later-commencing plan.
9.
Limitation on Single-Trade Plans. Individuals subject to this Policy may only adopt one single-trade Trading Plan during any consecutive twelve-month period, with the exception of “eligible sell-to-cover” transactions described in Rule 10b5-1. A single-trade Trading Plan for these purposes means a Trading Plan that provides for the purchase or sale of all of the securities under the plan to occur in a single transaction.
10.
Mandatory Suspension. Each Trading Plan must suspend trades or terminate if legal, regulatory, or contractual restrictions are imposed on the Covered Person, or other events

Exhibit 19.1

occur that would prohibit sales under such a Trading Plan. For example, trading would need to be suspended or the Trading Plan terminated if this Policy were amended to preclude that particular sort of trade. Likewise, trading would need to be suspended or the Trading Plan terminated if it could create a material adverse effect for the Company.

11.
Broker Obligation to Provide Notice of Trades. Each Trading Plan must provide that the broker will promptly notify the Covered Person and the Company of any trades under the Trading Plan so that the Covered Person can make timely filings under the Exchange Act (if applicable).
12.
Other Requirements. All Trading Plans must meet such other requirements as the Clearing Officer may determine from time to time.
IV.
Post-Termination Transactions

This Policy continues to apply to transactions in the Company’s securities or the securities of other public companies engaged in business transactions with the Company even after termination of service with the Company, provided however, the pre-clearance procedures specified under III.E. above will cease to apply to transactions in the Company’s securities upon the expiration of any blackout period or other Company-imposed trading restrictions in force at the time of such Covered Person’s termination of service. If you are in possession of material nonpublic information after termination of service, you may not trade in the Company’s securities or the securities of such other company until the information has been publicly disseminated or is no longer material.

V.
Potential Penalties

Anyone who effects transactions in the Company’s securities or the securities of other public companies engaged in business transactions with the Company (or provides information to enable others to do so) on the basis of material nonpublic information is subject to both civil liability and criminal penalties, as well as disciplinary action by the Company. If you have questions about this Policy you should contact your own advisor or the Clearing Officer.

VI.
Amendments

The Company is committed to continuously reviewing and updating its policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the Clearing Officer.

* * * *

Approvals April 11, 2025

Robert Barrow CEO

DEFINIUM THERAPEUTICS, INC.

Exhibit 19.1

Insider Trading Policy CERTIFICATION

To: Definium Therapeutic, Inc.

I, , certify that I have received, read and understand the Definium Therapeutics, Inc. Insider Trading Policy (the “Policy”). I understand that the Clearing Officer is available to answer any questions I have regarding the Policy. Since [date the Policy became effective], or such shorter period of time that I have been an employee of the Company, I have complied with the Policy. I hereby agree to comply with the specific requirements of the Policy for as long as I am subject to the Policy. I understand that this Policy constitutes a material term of my employment or other service relationship with Definium Therapeutics, Inc. (or a subsidiary thereof) and that my failure to comply in all respects with the Policy is a basis for termination for cause.

(Signature)

(Name)

(Date)